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                                                                       EXHIBIT 5


                     Piliero Goldstein Jenkins & Hall, LLP
                               292 Madison Avenue
                           New York, New York  10017





                                                            June 10, 1996





Board of Directors
Global Natural Resources Inc.
5300 Memorial Drive, Suite 800
Houston, Texas  77007


Ladies and Gentlemen:


                 We have acted as counsel to Global Natural Resources Inc., a New Jersey corporation (the "Company"), in connection with the registration of additional shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), on Form S-8 relating to the Company's 1992 Stock Option Plan (the "Plan").

                 In rendering the opinion set forth below, we have examined (i) the Plan, (ii) the Restated Certificate of Incorporation of the Company, (iii) the By-laws of the Company and (iv) such certificates of public officials and of officers of the Company and originals or copies certified to our satisfaction of such corporate records and documents of the Company as we have considered necessary or appropriate as a basis for our opinion hereinafter set forth. We have relied upon such certificates, records and documents with respect to the accuracy of factual matters. We have made such examination of law as we have deemed necessary for purposes of this opinion.
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                 In our examination, we have assumed the genuineness of all signatures and the authenticity of all materials submitted to us as originals and the conformity with the originals of all materials submitted to us as copies. We have further assumed that all copies and all documents dated earlier than the date of this opinion on which we have expressed reliance remain accurate, complete and in full force and effect as of the date hereof.

                 Based upon the foregoing, we are of the opinion that any shares of Common Stock which may be optioned and sold pursuant to and in accordance with the Plan, when issued and paid for, will be duly authorized, validly issued, fully paid and nonassessable.

                 We hereby consent to the use of this opinion for filing with the aforementioned registration statement.

                                        Very truly yours,


                                       /s/ Piliero Goldstein Jenkins & Hall, LLP